Exhibit 99.1

FOR IMMEDIATE RELEASE

August 4, 2008

Interline Brands, Inc.

Announces Second Quarter 2008

Sales and Earnings Results

Jacksonville, Fla. – August 4, 2008 - Interline Brands, Inc. (NYSE: IBI) (“Interline” or the “Company”), a leading distributor and direct marketer of maintenance, repair and operations products, reported sales and earnings for the quarter ended June 27, 2008.  Sales for the second quarter of 2008 decreased 0.6% compared to the comparable 2007 period.  Earnings per diluted share were $0.34 for the second quarter of 2008, a decrease of 8% compared to earnings per diluted share of $0.37 in the same period last year.

Michael Grebe, Interline’s Chairman and Chief Executive Officer commented, “We were pleased to have met our previously stated expectations for the quarter, despite a challenging domestic economy and very tough conditions in several of our end-markets.  We are prudently addressing our cost position in the near term to ensure we weather the current economic environment while we build a leaner, more efficient platform from which sustainable value can be created over the long term.”  Mr. Grebe continued, “At the beginning of this year, we announced that we would continue to invest in our logistics and information infrastructure, as well as in select growth initiatives in the facilities maintenance end-market, in order to ensure long-term, profitable sales and earnings growth for Interline Brands.  Our plans are to continue supporting these initiatives.  While we have discussed many of these initiatives over the past year, we are stepping out this quarter with a more detailed roadmap.  We are announcing plans that should allow us to reduce our annual operating costs by $20 million, and reduce working capital by $20 million over the next several years.  We look forward to sharing the details of our plans on our second quarter earnings call tomorrow.”

Second Quarter 2008 Performance

Sales for the quarter ended June 27, 2008 were $311.4 million, a 0.6% decrease compared to sales of $313.2 million in the comparable 2007 period.  Interline’s facilities maintenance end-market, which comprised 70% of sales, grew 2.5% during the second quarter on an average daily sales basis. This growth was offset by continued weakness in the pro contractor and specialty distributor end-markets.  The pro contractor end-market, which comprised 19% of sales, declined 8.7% in the quarter.  The specialty distributor end-market, which comprised 11% of sales, declined 4.5% for the quarter.

“Sales to the facilities maintenance end-market posted positive growth during the quarter. Sales to the multi-family housing market grew despite extremely difficult 20% organic growth comparables for 2007, while sales in the institutional market continued to grow at a level consistent with historical performance. These results were offset by continued declines in the smaller pro contractor and specialty distributor end-markets,” said Mr. Grebe.

Gross profit decreased $2.2 million to $115.8 million for the second quarter of 2008.  As a percentage of net sales, gross profit was 37.2 percent, a 50 basis point decline compared to the second quarter of 2007.  The decline in gross margin was primarily due to a shift in sales mix, particularly related to HVAC products.

Selling, general and administrative expenses for the second quarter of 2008 were $88.6 million compared to $86.9 million for the second quarter of 2007.  As a percentage of net sales, SG&A expenses were 28.4% compared to 27.8% in the comparable period of 2007.  The 60 basis point increase was primarily a result of planned costs related to our Boston, Richmond, and Salt Lake City distribution center consolidations and investments, as well as the two cent per share charge announced on June 16, 2008, associated with the cost to amend certain stock option and employment agreements with William Sanford.

As a result, second quarter 2008 operating income of $23.1 million, or 7.4% of sales, decreased 15.5% compared to $27.4 million, or 8.7% of sales in the second quarter of 2007.

Diluted earnings per share for the second quarter of 2008 included a $0.03 per share gain due to favorable tax settlements, offset in part by the $0.02 per share charge related to Mr. Sanford.

YTD 2008 Performance

Sales for the six months ended June 27, 2008 were $600.6 million, a 1.3% decrease over sales of $608.7 million in the comparable 2007 period.

Gross profit decreased $4.4 million, or 1.9%, to $225.9 million for the six months ended June 27, 2008, compared to $230.3 million in the comparable 2007 period.  As a percentage of net sales, gross profit decreased to 37.6% from 37.8% in the comparable 2007 period.

SG&A expenses for the six months ended June 27, 2008 were $173.6 million compared to $172.2 million for the six months ended June 29, 2007.  As a percentage of net sales, SG&A expenses were 28.9% compared to 28.3% in the comparable period of 2007.  The 60 basis point increase was primarily due to the planned investments, the charge related to Mr. Sanford, as well as higher fixed costs related to rent and other occupancy expenses.

Operating income was $44.3 million, or 7.4% of sales, for the six months ended June 27, 2008 compared to $50.8 million, or 8.3% of sales, for the six months ended June 28, 2007, a 12.9% decrease.

Earnings per diluted share was $0.61 for the six months ended June 27, 2008, a decrease of 8% over earnings per diluted share of $0.66 for the six months ended June 29, 2007.

Business Outlook

Mr. Grebe stated, “As we look ahead to the second half of the year we are faced with similar trends that affected our performance in the first half of 2008.  On a relative basis, profitability in the second half of the year will be higher than the first half due to a seasonally stronger third and fourth quarter.

We therefore expect earnings per share for the third quarter of 2008 to be between 41 and 46 cents.  Due to one-time costs including the two cents per share charge related to Mr. Sanford, and four cents per share related to our operational initiatives, which will be discussed in our conference call tomorrow, we expect earnings per share for the full year 2008 to be between $1.40 and $1.50.”

Conference Call

Interline Brands will host a conference call on August 5, 2008 at 9:00 a.m. Eastern Time.  Interested parties may listen to the call toll free by dialing 1-800-427-0638 or 1-706-634-1170.  A digital recording will be available for replay two hours after the completion of the conference call by calling 1-800-642-1687 or 1-706-645-9291 and referencing Conference I.D. Number 54851696.  This recording will expire on August 19, 2008.  For reference during the call, the Company expects to post certain supplemental slides on the Investor Relations page of its website at www.interlinebrands.com.

About Interline

Interline Brands, Inc. is a leading national distributor and direct marketer with headquarters in Jacksonville, Florida.  Interline provides maintenance, repair and operations (MRO) products to a diversified customer base made up of professional contractors, facilities maintenance professionals, and specialty distributors across North America and Central America.

Non-GAAP Financial Information

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”).  Interline’s management uses non-GAAP measures in its analysis of the Company’s performance.  Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.  References to average daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements.  The Company has tried, whenever possible, to identify these forward-looking statements using words such as “projects,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions.  Similarly, statements herein that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements.  The risks and uncertainties involving forward-looking statements include, for example, economic slowdowns, general market conditions, consumer spending and debt levels, adverse changes in trends in the home improvement and remodeling and home building markets, the failure to realize expected benefits from the AmSan acquisition, material facilities systems disruptions and shutdowns, the failure to locate, acquire and integrate acquisition candidates, commodity price risk, foreign currency exchange risk, interest rate risk, the dependence on key employees and other risks described in the Company’s Quarterly Report on Form 10-Q for the period ended June 27, 2008 and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2007.  These statements reflect the Company’s current beliefs and are based upon information currently available to it.  Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.  The Company does not currently intend, however, to update the information provided today prior to its next earnings release.

CONTACT: Tom Tossavainen

PHONE: 904-421-1441

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF JUNE 27, 2008 AND DECEMBER 28, 2007

(in thousands, except share and per share data)

	June 27,	December 28,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$59,683	$4,975
Short-term investments	3,950	48,540
Accounts receivable - trade (net of allowance for doubtful accounts of $8,677 and $7,268)	167,732	154,571
Inventory	210,737	190,974
Prepaid expenses and other current assets	21,997	23,664
Deferred income taxes	17,702	15,359
Total current assets	481,801	438,083

Property and equipment, net	45,287	37,131
Goodwill	313,638	313,462
Other intangible assets, net	133,346	136,734
Other assets	9,851	11,424
Total assets	$983,923	$936,834

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$91,212	$60,159
Accrued expenses and other current liabilities	37,767	42,175
Accrued interest	845	838
Income taxes payable	1,861	1,173
Current portion of long-term debt	2,300	2,300
Capital lease - current	221	218
Total current liabilities	134,206	106,863

Long-Term Liabilities:
Deferred income taxes	34,808	33,351
Long-term debt, net of current portion	414,212	416,290
Capital lease - long term	354	464
Other liabilities	1,045	2,452
Total liabilities	584,625	559,420
Commitments and contingencies
Senior preferred stock; $0.01 par value, 20,000,000 shares authorized; no shares outstanding as of June 27, 2008 and December 28, 2007	—	—

Shareholders’ Equity:
Common stock; $0.01 par value, 100,000,000 authorized; 32,470,659 issued and 32,388,966 outstanding as of June 27, 2008 and 32,350,188 issued and 32,308,105 outstanding as of December 28, 2007	325	324
Additional paid-in capital	570,827	567,860
Accumulated deficit	(171,817)	(191,666)
Accumulated other comprehensive income	1,598	1,751
Treasury stock, at cost, 81,693 shares as of June 27, 2008 and 42,083 shares as of December 28, 2007	(1,635)	(855)
Total shareholders’ equity	399,298	377,414
Total liabilities and shareholders’ equity	$983,923	$936,834

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

THREE AND SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 29, 2007

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 27,	June 29,	June 27,	June 29,
	2008	2007	2008	2007

Net sales	$311,429	$313,247	$600,575	$608,650
Cost of sales	195,629	195,280	374,725	378,389
Gross profit	115,800	117,967	225,850	230,261

Operating Expenses:
Selling, general and administrative expenses	88,585	86,935	173,598	172,240
Depreciation and amortization	4,102	3,667	7,981	7,218
Total operating expense	92,687	90,602	181,579	179,458
Operating income	23,113	27,365	44,271	50,803

Interest expense	(7,004)	(8,487)	(14,746)	(17,047)
Interest and other income	708	743	1,403	1,348
Income before income taxes	16,817	19,621	30,928	35,104
Income tax provision	5,642	7,646	11,079	13,689
Net income	$11,175	$11,975	$19,849	$21,415

Earnings Per Share:
Basic	$0.35	$0.37	$0.61	$0.66
Diluted	$0.34	$0.37	$0.61	$0.66

Weighted-Average Shares Outstanding:
Basic	32,369,031	32,226,176	32,348,109	32,219,593
Diluted	32,657,047	32,704,448	32,650,806	32,651,384

INTERLINE BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 29, 2007

(in thousands)

	Six Months Ended
	June 27,	June 29,
	2008	2007
Cash Flows from Operating Activities:
Net income	$19,849	$21,415
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,238	7,644
Amortization of debt issuance costs	565	541
Amortization of discount on 8 1/2% senior subordinated notes	72	66
Share-based compensation	2,353	3,193
Excess tax benefits from share-based compensation	(147)	(196)
Deferred income taxes	(1,003)	(965)
Provision for doubtful accounts	2,255	1,753
Loss (Gain) on disposal of property and equipment	19	(12)

Changes in assets and liabilities which provided (used) cash, net of business acquired:
Accounts receivable - trade	(15,480)	(25,383)
Inventory	(19,533)	(3,327)
Prepaid expenses and other current assets	1,663	2,764
Other assets	1,573	(326)
Accounts payable	31,071	27,904
Accrued expenses and other current liabilities	(3,758)	(1,237)
Accrued interest	7	(2,790)
Income taxes payable	832	11
Other liabilities	(1,402)	55
Net cash provided by operating activities	27,174	31,110
Cash Flows from Investing Activities:
Purchase of property and equipment, net	(13,540)	(7,978)
Purchase of short-term investments	(35,531)	—
Proceeds from sales and maturities of short-term investments	80,121	—
Purchase of businesses, net of cash acquired	(536)	(3)
Net cash provided by (used in) investing activities	30,514	(7,981)
Cash Flows from Financing Activities:
(Decrease) Increase in purchase card payable, net	(643)	4,291
Repayment of term debt	(2,150)	(1,208)
Payment of debt issuance costs	—	(34)
Proceeds from stock options exercised	586	349
Excess tax benefits from share-based compensation	147	196
Treasury stock acquired to satisfy minimum statutory tax withholding requirements	(772)	—
Payments on capital lease obligations	(108)	(205)
Net cash (used in) provided by financing activities	(2,940)	3,389
Effect of exchange rate changes on cash and cash equivalents	(40)	67
Net increase in cash and cash equivalents	54,708	26,585
Cash and cash equivalents at beginning of period	4,975	6,852
Cash and cash equivalents at end of period	$59,683	$33,437

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for :
Interest	$14,431	$19,562
Income taxes, net of refunds	$12,315	$14,942

Schedule of Non-Cash Investing and Financing Activities:
Adjustments to liabilities assumed and goodwill on businesses acquired	$—	$1,298

INTERLINE BRANDS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP INFORMATION

THREE AND SIX MONTHS ENDED JUNE 27, 2008 AND JUNE 29, 2007

(in thousands)

	Three Months Ended		Six Months Ended
	June 27,	June 29,	June 27,	June 29,
Adjusted EBITDA	2008	2007	2008	2007
Adjusted EBITDA:
Net income (GAAP)	$11,175	$11,975	$19,849	$21,415
Interest expense	7,004	8,487	14,746	17,047
Interest income	(353)	(589)	(888)	(989)
Income tax provision	5,642	7,646	11,079	13,689
Depreciation and amortization	4,245	3,883	8,238	7,644
Adjusted EBITDA	$27,713	$31,402	$53,024	$58,806

We define Adjusted EBITDA as net income plus interest expense (income), net, change in fair value of interest rate swaps, cumulative effect of change in accounting principle, loss on extinguishment of debt, secondary offering and IPO related expenses, provision for income taxes and depreciation and amortization. Adjusted EBITDA is presented herein because we believe it to be relevant and useful information to our investors since it is consistently used by our management to evaluate the operating performance of our business and to compare our operating performance with that of our competitors. Management also uses Adjusted EBITDA for planning purposes, including the preparation of annual operating budgets, and to determine appropriate levels of operating and capital investments. Adjusted EBITDA excludes certain items, which we believe are not indicative of our core operating results. We therefore utilize Adjusted EBITDA as a useful alternative to net income as an indicator of our operating performance compared to the Company’s plan. However, Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, Adjusted EBITDA should not be used in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP, such as gross margin, operating income, net income, cash flows from operating, investing and financing activities or other income or cash flow statement data prepared in accordance with GAAP. While we believe that some of the items excluded from Adjusted EBITDA are not indicative of our core operating results, these items do impact our income statement, and management therefore utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as gross margin, operating income, net income, cash flows from operating, investing and financing activities or other income or cash flow statement data prepared in accordance with GAAP.